Exhibit 2.2

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (“Agreement”), dated March 17, 2017 (the “Execution Date”), between Novartis Institutes for BioMedical Research, Inc. (“Novartis”) and Cerulean Pharma Inc. (“Cerulean”). Novartis and Cerulean are each separately referred to as a “Party” and are collectively referred to as the “Parties”.

BACKGROUND

Whereas, Cerulean is a biopharmaceutical company, which has developed a proprietary Dynamic Tumor Targeting™ platform technology to enable the research and development of nanoparticle-drug conjugate therapeutics that improve the therapeutic index of drugs;

Whereas, Cerulean owns or controls certain intellectual property rights relating to that platform and has a skilled staff knowledgeable in the practice and development of the platform technology; and

Whereas, Novartis wishes to purchase, and Cerulean wishes to sell, those intellectual property rights under the terms and conditions set forth herein; and

Whereas, Novartis wishes to offer employment to, or otherwise engage certain members of Cerulean’s staff under the terms and conditions set forth herein.

In consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1	Definitions; Interpretation.

“Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, status as a general partner in any partnership, ownership of 50% or more of the entity’s equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to otherwise cause the direction of the management or policies of the corporation or other entity. The Parties acknowledge that, in the case of entities organized under the Applicable Laws of certain countries where the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than 50%, that lower percentage will be substituted in the preceding sentence if the foreign investor has the power to direct the management and policies of that entity.

“Agreement” has the meaning set forth in the preamble, and will include, for the avoidance of doubt, all Exhibits attached hereto.

“Applicable Law” means any applicable national, supranational, federal, state, local, or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Authority.

“Assigned Assets” has the meaning set forth in Section 2.1.

“Assigned Know How” means all Know How owned by or licensed to Cerulean, anywhere in the world, as of the Closing, to the extent such Know How relates to the Cerulean Platform, as well as any Know How included in the Cerulean Sole Collaboration Intellectual Property or the the Joint Collaboration Intellectual Property, as each is defined in the RCA (as defined below).

“Assigned Patent Rights” means all Patent Rights owned by (in whole or in part) or licensed to Cerulean, anywhere in the world, as of the Closing, to the extent such Patent Rights claim any portion of the Cerulean Platform, as well as any Patent Rights included in the Cerulean Sole Collaboration Intellectual Property or the Joint Collaboration Intellectual Property, as each is defined in the RCA. The Assigned Patent Rights include the Patent Rights set forth on Exhibit A.

“Cerulean Indemnitee” has the meaning set forth in Section 7.2.

“Cerulean Personnel” means those individuals identified on Exhibit B.

“Cerulean Platform” means the Cerulean Dynamic Tumor Targeting™ platform technology, as generally described on Exhibit C.

“Claims” means all Third Party demands, claims, actions, proceedings, and liability (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses, of any nature whatsoever.

“Closing” has the meaning set forth in Section 2.2.

“Commercialize” means any and all activities directed to manufacturing, marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a therapeutic, diagnostic, palliative, and/or prophylactic product, as well as activities directed to obtaining pricing approvals and medical affairs activities, as applicable.

“Control” or “Controlled” means, with respect to any Intellectual Property Right, the possession by a Party (whether by ownership, license, or otherwise) of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access to, or a license or sublicense of, such rights or property, without violating the terms of any agreement or other arrangement with any Third Party.

“CRLX101” means the clinical candidate Controlled by Cerulean referred to as CRLX101, the chemical structure of which is set forth on Exhibit D-1.

“CRLX301” means the clinical candidate Controlled by Cerulean referred to as CRLX301, the chemical structure of which is set forth on Exhibit D-2.

“CROs” means the counterparties to the CRO Agreements.

“CRO Agreements” means all of the agreements that Cerulean has with Third Parties conducting research, Development, or manufacturing activities with the Cerulean Platform, except to the extent such agreements relate solely to the manufacture or Development of CRLX101 and CRLX301. The CRO Agreements include but are not limited to the agreements set forth on Exhibit E.

“Develop” or “Development” means drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pre-clinical studies, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of regulatory applications, interactions with regulatory authorities, as well as related medical affairs, as well as manufacturing, process development, production and distribution of clinical supply materials.

“Development Candidate License” has the meaning set forth in Section 3.1.

“Development Candidate Licensee” has the meaning set forth in Section 3.1.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal, or security interest of any kind.

“Government Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality, or other political subdivision thereof.

“Indemnification Claim Notice” has the meaning set forth in Section 7.3.2.

“Indemnified Party” has the meaning set forth in Section 7.3.2.

“Indemnifying Party” has the meaning set forth in Section 7.3.2.

“Intellectual Property Rights” means Patent Rights and Know How.

“Know How” means any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic, or other form. Know How will include non-patented inventions, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, services and service protocols, clinical and preclinical data, clinical trial results, and manufacturing information and plans.

“Material Adverse Change” means a change of a Party’s business, operations, finances, or assets occurring after the Execution Date that would reasonably prevent such Party from consummating the transactions contemplated by this Agreement or that would otherwise thwart the purpose of this Agreement. For the avoidance of doubt, events that may disrupt or reduce a Party’s business, operations, finances or assets, but that do not prevent such Party from performing its obligations as set forth in this Agreement, will not constitute Material Adverse Changes.

“Novartis Indemnitee” has the meaning set forth in Section 7.1.

“Party” and “Parties” has the meaning set forth in the preamble.

“Patent Rights” means patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof or substantial equivalents in any country (collectively, “Patents”), and any applications or provisional applications for any of the foregoing (“Patent Applications”) and including the right to claim all benefits and priority rights to any Patent Applications under any applicable convention.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Practice” means, with respect to Patent Rights, to make, use, sell, offer for sale, or import (or have made, have used, have sold, have offered for sale, or have imported), and, with respect to Know How, to use, practice and disclose (or have used, practiced and disclosed) or enforce said Patent Rights or Know-How against Third Parties.

“Pre-Closing Period” means the period commencing on the Execution Date and ending at the Closing.

“Proprietary Information” means all Know How or other information, including proprietary information and materials (whether or not patentable) regarding a Party’s or its Affiliate’s technology, products, services, business information, or objectives, that is treated as confidential by the disclosing Party or its Affiliates in the regular course of its business or is otherwise designated as confidential by the disclosing Party or its Affiliates, whether existing before or after the Execution Date, that is provided or supplied to the other Party or its Affiliates in connection with this Agreement. For the avoidance of doubt, (a) prior to the Closing, all Assigned Know How and all information relating or concerning the other Assigned Assets will be the Proprietary Information of Cerulean; (b) except as otherwise set forth herein, following the Closing, all Assigned Know How and all information relating or concerning the other Assigned Assets will be the Proprietary Information of Novartis; and (c) the terms of this Agreement will be deemed to be the Proprietary Information of both Parties.

“Purchase Price” has the meaning set forth in Section 2.3.

“RCA” means the Research Collaboration Agreement, dated October 18, 2016, by and between Novartis and Cerulean.

“Senior Officers” means the Chief Executive Officer of Cerulean and the President, Novartis Institutes of Biomedical Research.

“Third Party” means any Person other than Cerulean or Novartis and their respective Affiliates.

“Third Party License Agreements” means any Agreements between Cerulean and a Third Party, pursuant to which any Patent Rights or Know How relating to the Cerulean Platform are licensed to Cerulean, including the agreements set forth on Exhibit F.

“Third Party Licensors” means the counterparties to the Third Party License Agreements.

Section 1.2	Rules of Interpretation.

In this Agreement, unless otherwise specified:

(a) “includes” and “including” will mean including without limitation, and “or” will mean “and/or”;

(b) a reference to an Article of this Agreement includes all Sections in such Article, and a reference to a Section of this Agreement includes all subsections of that Section;

(c) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(d) a “Party” includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(e) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or provision as the same may be amended or re-enacted from time to time after the Execution Date;

(f) words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(g) except where otherwise indicated, references to a “license” will include “sublicense” and references to a “licensee” will include “sublicensee”, unless the context otherwise provides;

(h) the Exhibits form part of the operative provision of this Agreement and references to this Agreement will, unless the context otherwise requires, include references to the Exhibits;

(i) the headings in this Agreement are for convenience only and will not be considered in the interpretation of this Agreement; and

(j) the terms and conditions of this Agreement are the result of negotiations between the Parties and this Agreement will not be construed in favor of or against any Party by reason of the extent to which either Party participated in the preparation of this Agreement.

ARTICLE II

STRUCTURE OF TRANSACTION; ASSIGNMENT OF ASSIGNED ASSETS

Section 2.1	Structure of Transaction.

At the Closing, (a) Cerulean will validly and effectively grant, sell, convey, assign, transfer, and deliver to Novartis, upon and subject to the terms and conditions of this Agreement, all of Cerulean’s right, title, and interest in and to (i) the Assigned Patent Rights; (ii) the Assigned Know How; (iii) the Third Party License Agreements; and (iv) the CRO Agreements (collectively, the “Assigned Assets”), in all cases, free and clear of any Encumbrances, except for the Development Candidates License as described in Section 3.1 and as disclosed in the Disclosure Schedule; and (b) Novartis shall purchase the Assigned Assets from Cerulean, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, and covenants of Cerulean, in exchange for the Purchase Price.

Section 2.2	Closing.

The closing (the “Closing”) of the sale and purchase of the Assigned Assets shall take place at Novartis’ facilities in Cambridge, Massachusetts, commencing at 10:00 A.M., local time, on or about June 30, 2017 or at such other place, date and time as shall be mutually satisfactory to the Parties hereto. At the Closing, Cerulean will deliver (a) such instruments and documents as Novartis may reasonably request as necessary to assign, transfer, and convey all of Cerulean’s interest in and to Assigned Assets (in such form as may be agreed upon by counsel to Cerulean and Novartis); (b) evidence of the consents under the the Third Party License Agreements and the CRO Agreements listed on Schedule 2.2 to Cerulean to assign such contracts to Novartis (in such form as may be agreed upon by counsel to Cerulean and Novartis); (c) copies of instructions to relevant patent counsel authorizing such counsel to transfer all responsibility for Patent Application prosecution and Patent maintenance to Novartis or its designee; (d) copies of instructions to the CROs and the Third Party Licensors informing them of the assignment of the CRO Agreements and Third Party License Agreements, and directing the CROs to transfer relevant Assigned Know How to Novartis or its designee; (e) confirmation, signed by an officer of Cerulean, that the representations and warranties of Cerulean set forth in this Agreement continue to be true and accurate in all material respects as of the Closing; (f) such other documents and instruments as Novartis may reasonably request to support the activities described in clauses (a), (b), (c), and (d). Prior to the Closing, Cerulean will not enter into any agreement or understanding with any Third Party that could conflict with its obligations under this Agreement.

Section 2.3	Consideration; Assumption.

In consideration for the Assigned Assets, (a) Novartis will pay to Cerulean USD$6,000,000 (the “Purchase Price”) via wire transfer, which will be initiated at the Closing; (b) Cerulean shall assign, and Novartis shall assume, the Development Candidate License; and (c) Cerulean shall pay any amounts due to California Institute of Technology arising from the assignment of that Third Party License Agreement to Novartis.

Section 2.4	Pending Obligations.

Prior to the Closing,

(a) Cerulean shall have paid and discharged (i) all Patent Application prosecution and Patent maintenance fees and expenses associated with the Assigned Patent Rights through the Closing; (ii) all obligations arising under the CRO Agreements and the Third Party License Agreements through the Closing; and (iii) Cerulean will use its best efforts to promptly obtain all necessary corporate consents and any necessary Third Party consents in a manner that will permit the Parties to conduct the Closing on the anticipated Closing Date set forth in Section 2.2; and

(b) Novartis shall have paid all amounts outstanding under the RCA for accrued and unpaid obligations through the Closing, it being understood that certain activities at Cerulean may be wound down following the Execution Date if certain members of the Cerulean Personnel are hired by Novartis or otherwise cease employment at Cerulean.

Section 2.5	Transfer of Know How.

At or before the Closing, Cerulean, without additional consideration, shall disclose and transfer to Novartis or its designated Affiliate all Assigned Know How in existence as of the Closing, including any relevant documents, records, data, SOPs, laboratory notebooks, and databases, in a manner sufficient to enable Novartis to Practice the Cerulean Platform. To the extent that any such Assigned Know How is in the possession of a CRO or other Third Party, Cerulean will direct such CRO or other Third Party to transfer such Assigned Know How to Novartis not later than 60 days after the Closing or upon such schedule as may be agreed upon by Novartis and the Third Party.

ARTICLE III

DEVELOPMENT CANDIDATE LICENSE; CRO AGREEMENTS; EMPLOYEES;

RESEARCH COLLABORATION AGREEMENT

Section 3.1	Development Candidate License.

Novartis acknowledges that the Assigned Patent Rights and Assigned Know How are transferred to Novartis subject to a license agreement between Cerulean and a Third Party (the “Development Candidate Licensee”), in the form attached at Exhibit G, pursuant to which Cerulean has granted a license and certain ancillary rights to a Third Party to research, Develop, and Commercialize CRLX101 and CRLX301 (the “Development Candidates License”). Novartis’ exclusive right to Practice the Assigned Assets shall be subject to the Development Candidates License, and Novartis acknowledges that the Development Candidates License will be exclusive, including as to Cerulean and Novartis, to the Third Party solely with respect to the research, Development, and Commercialization of CRLX101 and CRLX301.

Section 3.2	CRO Agreements; Transition.

To the extent that continued access to and enjoyment of the CRO Agreements after the Closing is necessary for Cerulean to research, Develop, or Commercialize CRLX101 and/or CRLX301, (a) the Parties will use commercially reasonable efforts to negotiate with the CROs to enter into separate agreements between the CRO and Cerulean for such ongoing activities, and (b) until such agreements are in effect, but in any event for a period of not more than six months, Novartis will permit Cerulean to continue to conduct such research, Development, or Commercialization activities with respect to CRLX101 and/or CRLX301 under the existing CRO Agreements; provided however, that (i) Cerulean will be solely responsible for the costs and expenses of all such activities; and (ii) any such activities shall be Cerulean’s sole risk, and Cerulean releases and waives any claim against Novartis or its Affiliates arising from the actions or omissions of the CROs.

Section 3.3	Employees.

(a) To the extent that any agreement that Cerulean has with any of its employees or consultants could prohibit or restrict Novartis or its Affiliates from hiring or engaging such individuals as employees or consultants of Novartis or its Affiliates (e.g., pursuant to confidentiality or non-competition provisions in employment agreements between Cerulean and its employees), then, effective as of the Execution Date, Cerulean hereby irrevocably waives and releases such restrictions and obligations to the extent that Novartis or its Affiliates elect to employ or engage such individuals (it being acknowledged that this Section 3.3(a) does not grant a license to Novartis or its Affiliates to Practice the Assigned Patent Rights or Assigned Know How), but Cerulean employees hired by Novartis prior to Closing shall be permitted to continue to work under the RCA until Closing.

(b) During the Pre-Closing Period, Novartis shall deliver employment offer letters for certain of the Cerulean Personnel selected by Novartis.

Section 3.4	Research Collaboration Agreement Superseded.

The RCA is hereby superseded by this Agreement, effective as of the Closing; provided however that nothing herein shall relieve either party of rights or obligations accrued thereunder before the Execution Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties by Each Party.

Each Party represents and warrants to the other as of the Execution Date and as of the Closing that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d) all consents, approvals and authorizations from all Governmental Authorities and other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained or will be obtained prior to the Closing;

(e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any Applicable Law; and

(f) all negotiations relative to this Agreement have been carried on by the Parties directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.2	Representations and Warranties by Cerulean.

Except as expressly provided on the Disclosure Schedule, Cerulean represents and warrants to Novartis as of the Execution Date and as of the Closing that:

(a) Exhibit A sets forth a complete and accurate list of all Patent Rights owned or Controlled by Cerulean that claim or disclose the Cerulean Platform, including the owners of such Patent Rights;

(b) except as indicated on Exhibit A, Cerulean is the sole and exclusive owner, or exclusive licensee of all of the Assigned Assets, free from Encumbrances, and is listed in the records of the appropriate Government Authority as the sole and exclusive owner of record or exclusive licensee for each registration, grant, and application included in the Assigned Patent Rights;

(c) other than with respect to Patent Rights and Know How that are licensed to Cerulean pursuant to the Third Party License Agreements, Cerulean has obtained, or has the right to obtain, from all individuals who participated in any respect in the invention or authorship of any Assigned Patent Rights or Assigned Know How effective assignments of all ownership rights of such individuals in such Assigned Patent Rights or Assigned Know How, either pursuant to written agreement or by operation of law (provided, however, that with respect to any such rights that Cerulean has the right to obtain, it will have obtained such rights by or before the Closing) and Cerulean has not received any claim of ownership inconsistent with this Section 4.2(c);

(d) all of Cerulean’s employees, officers, and consultants have executed agreements or have existing obligations under Applicable Laws obligating the individual to maintain as confidential Cerulean’s confidential or proprietary information as well as confidential information of other parties (including Novartis and its Affiliates) which such individual may receive, to the extent required to support Cerulean’s obligations under this Agreement;

(e) Cerulean has the right to use and disclose and to enable Novartis to use and disclose the Assigned Know-How;

(f) to the knowledge of Cerulean, (i) the issued patents in the Assigned Patent Rights are valid and enforceable without any Third Party Claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened, and (ii) Cerulean has filed and prosecuted patent applications within the Assigned Patent Rights in good faith and complied with all duties of disclosure with respect thereto;

(g) to Cerulean’s knowledge, Cerulean and its agents have not committed any act, or omitted to commit any act, that may cause the Assigned Patent Rights to expire prematurely or be declared invalid or unenforceable;

(h) all application, registration, maintenance and renewal fees in respect of the Assigned Patent Rights due and payable before the Closing have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Assigned Patent Rights;

(i) other than the Development Candidates License in the form attached as Exhibit G, Cerulean has not granted to any Third Party, including any academic organization or agency, any rights to Practice the Assigned Patent Rights, Assigned Know How, or Third Party License Agreements;

(j) to Cerulean’s knowledge, the Practice of the Cerulean Platform does not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Cerulean received any written notice alleging such infringement or misappropriation;

(k) Cerulean has not initiated or been involved in any proceedings or Claims in which it alleges that any Third Party is or was infringing or misappropriating the Assigned Patent Rights or Assigned Know How, nor have any such proceedings been threatened by Cerulean, nor does Cerulean know of any valid basis for any such proceedings;

(l) to Cerulean’s knowledge after reasonable inquiry, no officer or employee of Cerulean is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any Assigned Assets to any Third Party;

(m) Exhibit C contains a true and complete list of the CRO Agreements, and Exhibit D contains a true and complete list of the Third Party License Agreements, correct and complete copies of which have been delivered to Novartis under separate cover;

(n) the CRO Agreements and Third Party License Agreements are (i) valid, to the knowledge of Cerulean; and (ii) enforceable against Cerulean and, to the knowledge of Cerulean, against each other party thereto in accordance with their terms, except as enforceability may be effected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(o) other than the CRO Agreements set forth on Exhibit C and the Third Party License Agreements set forth on Exhibit D, there are no other agreements that Cerulean has with any Third Party that are reasonably necessary for Novartis to Practice the Cerulean Platform following the Closing;

(p) other than the Third Party License Agreements set forth on Exhibit D, there are no other agreements that Cerulean has with any Third Party pursuant to which any Patent Rights claiming the Cerulean Platform or Know How relating to the Cerulean Platform is licensed to Cerulean;

(q) (i) to Cerulean’s knowledge, the Development Candidate Licensee, the CROs, and the Third Party Licensors are in compliance with the provisions of the Development Candidate License, CRO Agreements, and Third Party License Agreements, respectively, and to Cerulean’s knowledge, CROs are not in default in the performance, observance or fulfillment of any material obligation, covenant, or condition contained therein; and (ii) Cerulean is in compliance with the provisions of the Third Party License Agreements and CRO Agreements and Cerulean is not in default in the performance, observance or fulfillment of any material obligation, covenant, or condition contained therein;

(r) to Cerulean’s knowledge, no event has occurred which (with or without the giving of notice or lapse of time, or both) would constitute a default under the Development Candidate License, CRO Agreements, or the Third Party License Agreements or give rise to the ability of the Development Candidate Licensees, CROs, or the Third Party Licensors to terminate such agreements;

(s) Cerulean has taken commercially reasonable precautions to preserve the confidentiality of the Assigned Know-How;

(t) Cerulean has not entered into a government funding relationship that would result in rights to the Cerulean Platform residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 USC §§200 to 204), as amended, or any similar obligations under the laws of any other country; and

(u) Cerulean has not granted any Third Party rights that would otherwise interfere or be inconsistent with Novartis’ rights hereunder, and there are no agreements or arrangements to which Cerulean or any of its Affiliates is a party relating to the Assigned Assets that would limit the rights granted to Novartis under this Agreement or that restrict or will result in a restriction on Novartis’ ability to Practice the Cerulean Platform;

(v) Cerulean has not received any notice, written or oral, that a Third Party alleges that such Third Party has an inventorship or ownership interest in the Assigned Patent Rights or suggesting that the inventorship or ownership of the Assigned Patent Rights is incorrect; and

(w) notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Cerulean contained in this Agreement and all materials prepared by Cerulean and provided by Cerulean to Novartis do not contain any untrue statement of a material fact.

Section 4.3	Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CERULEAN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSIGNED ASSETS, THE CERULEAN PLATFORM OR PROPRIETARY INFORMATION, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY INTELLECTUAL PROPERTY RIGHTS, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. None of Cerulean or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, resulting from the delivery, dissemination or any other distribution to Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, or the use by Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, of any information provided or made available to any of them by Cerulean or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the transactions contemplated by this Agreement, and (subject to the express representations and warranties of Cerulean set forth in this Agreement) none of Novartis, its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1	Conditions Precedent to Novartis’ Obligations.

All obligations of Novartis under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by Novartis in its sole and absolute discretion:

(a) all representations and warranties of the Cerulean being true, complete, and correct at the Closing;

(b) Cerulean shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing (including obtaining all necessary corporate and Third Party consents, and delivering an instrument, signed by an officer of Cerulean, confirming that true and correct copies of the Third Party License Agreements and CRO Agreements have been delivered to Novartis);

(c) Cerulean shall have furnished Novartis with the certificates, instruments, and documents described in Section 2.2.

Section 5.2	Conditions Precedent to Cerulean’s Obligations.

All obligations of Cerulean under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by Cerulean in its sole and absolute discretion:

(a) all representations and warranties of the Novartis being true, complete, and correct in all material respects at the Closing;

(b) Novartis shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing;

(c) Novartis shall have delivered employment offer letters to the Cerulean Personnel (it being understood that the engagement of such individuals will not be a requirement to Closing if, e.g., such individuals do not accept Novartis’ offer of employment or engagement); and

(d) Cerulean shall have been furnished with a certificate or certificates, dated as of the Closing, signed by an officer of NIBR, certifying, in such detail as Cerulean may reasonably request, to the fulfillment of the conditions in clauses (a) and (b).

ARTICLE VI

CONFIDENTIALITY; PUBLICATIONS; PUBLICITY

Section 6.1	Obligation of Confidentiality.

6.1.1 Generally. Each Party’s Proprietary Information will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Proprietary Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article VI, each Party will hold as confidential such Proprietary Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but in no event will such Party use less than reasonable care. Subject to the other provisions of this Article VI, a recipient Party may only disclose Proprietary Information of the other Party to employees, agents, contractors, consultants, and advisers of the

Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement, if and only if such Persons are bound to maintain the confidentiality of the Proprietary Information in a manner consistent with the confidentiality provisions of this Agreement.

6.1.2 Exceptions. The obligations under this Section 6.1 will not apply to any Proprietary Information to the extent the recipient Party can demonstrate by competent evidence that such Proprietary Information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b) was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c) is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is, to the receiving Party’s knowledge, entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d) is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Proprietary Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Proprietary Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Proprietary Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Proprietary Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Proprietary Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

6.1.3 Authorized Disclosures. In addition to disclosures allowed under Section 6.1.1 and 6.1.2, either Party may disclose Proprietary Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary to comply with applicable court orders or governmental regulations.

6.1.4 Required Disclosures. Subject to and without limiting Section 6.2.3 below, if the recipient Party is required to disclose Proprietary Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party

(a) informs the disclosing Party as soon as reasonably practicable of the required disclosure;

(b) limits the disclosure to the required purpose; and

(c) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

Section 6.2	Publicity.

6.2.1 Trademarks. Neither Party will use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each, except for those disclosures for which consent has already been obtained.

6.2.2 Press Releases. The Parties acknowledge and agree that Cerulean will issue a press release upon execution of this Agreement. Cerulean has provided a draft of such press release to Novartis prior to the Execution Date for Novartis’ prompt review and approval. Such press release will (a) be solely issued by Cerulean (i.e., will not be a joint press release), (b) not include Novartis’ name in the title of the release, or (c) will not include quotes from Novartis personnel.

6.2.3 Duties of Disclosure. Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange. If a disclosure is required by law, governmental regulation, or the rules of any recognized stock exchange, the Parties will coordinate with each other with respect to the timing, form and content of such required disclosure. If reasonably requested by the other Party, the Party subject to such obligation will use reasonable efforts to obtain an order protecting, to the maximum extent possible, the confidentiality of any provisions of this Agreement requested by the other Party to be redacted therefrom. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure will be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party will consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Cerulean or Novartis with the U.S. Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

ARTICLE VII

INDEMNIFICATION; REMEDIES

Section 7.1	Indemnification by Cerulean.

Cerulean will indemnify, defend, and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from: (a) the gross negligence or willful misconduct of Cerulean or any of its Affiliates; (b) Cerulean’s, its Affiliates, and their agents’ and Development Candidates Licensees’ payment obligations under the CRO Agreements and/or the Third Party License Agreements prior to the Closing and solely for additional obligations pursuant to Cerulean’s access to the CROs as set forth in Section 3.2; (c) any costs or expenses owed to Third Parties (including but not limited to Governmental Authorities) relating to the prosecution and maintenance of the Assigned Patent Rights, to the extent such costs and expenses arose or were incurred prior to the Closing; (d) the research, Development, and/or Commercialization of CRLX101 and/or CRLX301 (including any Third Party Claims arising from such activities), to the extent not paid by the Development Candidates Licensees; and (e) the breach of any of the covenants, warranties or representations made by Cerulean to Novartis under this Agreement; provided, however, that Cerulean will not be obliged to so indemnify, defend, and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify Cerulean Indemnitees pursuant to Section 7.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.

Section 7.2	Indemnification by Novartis.

Novartis will indemnify, defend and hold Cerulean, its Affiliates, and their respective officers, directors and employees (“Cerulean Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from (a) Novartis’, or any of its Affiliates’, sublicensees’ or contractors’ actions or omissions in connection with research, Development, or Commercialization of a therapeutic, palliative, prophylactic, or diagnostic product through the use of the Cerulean Platform; (b) the gross negligence or willful misconduct of Novartis or any of its Affiliates; (c) any costs or expenses owed to Third Parties (including but not limited to Governmental Authorities) relating to the prosecution and maintenance of the Assigned Patent Rights, to the extent such costs and expenses arise or are incurred after the Closing; or (d) the breach of any of the covenants, warranties, or representations made by Novartis to Cerulean under this Agreement; provided, however, that Novartis will not be obliged to so indemnify, defend, and hold harmless the Cerulean Indemnitees for any Claims for which Cerulean has an obligation to indemnify Novartis Indemnitees pursuant to Section 7.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Cerulean or the Cerulean Indemnitee.

Section 7.3	Indemnification Procedure.

7.3.1 Coordination. For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or Cerulean Indemnitee will be made solely by Novartis or Cerulean, respectively.

7.3.2 Notification. A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

7.3.3 Right to Assume Defense. The Indemnifying Party will have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 7.3.4 will govern. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within 30 days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 7.3.5 will govern.

7.3.4 Assumption of Defense. Upon assumption of the defense of a Claim by the Indemnifying Party:

(a) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim;

(b) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party;

(c) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and

(d) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), agree to a settlement of any Claim which (i) could impair a Party’s ability, right or obligation to perform its obligations under this Agreement or for Novartis to Practice the Assigned Patent Rights; (ii) could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder; or (iii) admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party; provided, however, that for the avoidance of doubt, settlements involving only the payment of money by the Indemnifying Party will not constitute settlements that invoke clauses (i) through (iii).

The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

7.3.5 No Assumption of Defense. If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 7.3.3 or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

Section 7.4	Mitigation of Loss.

Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article VII. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 7.5	Special, Indirect and Other Losses.

NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (A) ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE VII; (B) ARISE FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (C) RELATE TO THE MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR THE DISCLOSURE OF A PARTY’S CONFIDENTIAL INFORMATION IN VIOLATION OF ARTICLE VI.

Section 7.6	No Exclusion.

Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

Section 7.7	Survival of Representations and Warranties and Covenants.

The parties, intending to contractually shorten the applicable statute of limitations, agree that:

(a) the representations and warranties of Cerulean and Novartis set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the date that is 24 months following the Closing Date, at which time they shall expire; and

(b) except for the provisions of Sections 3.1, 3.2, 3.3, Article VI and Article VII, none of the covenants or other agreements contained in this Agreement shall survive the Closing (and each such covenant or other agreement shall expire at the Closing) other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such agreement and covenant, at which time it will expire.

Section 7.8	Limitations.

No individual claim or series of related claims for indemnification shall be valid and assertable unless it is (or they are) for an amount in excess of $50,000. The aggregate amount of damages for which any party is obligated to provide indemnification under this Agreement shall not exceed $600,000.

ARTICLE VIII

TERMINATION

Section 8.1	Termination for Failure to Obtain Necessary Consents.

Novartis will have the right, in its sole discretion, to terminate this Agreement prior to the Closing by written notice to Cerulean if Cerulean has not obtained all Third Party consents and approvals necessary to conduct the Closing (including corporate and shareholder consent as well as consent of the relevant Third Party Licensors and CROs, to the extent that such consents are necessary under the relevant Agreements) by September 30, 2017.

Section 8.2	Termination for Material Adverse Change.

Each Party shall have the right, in its sole discretion, to terminate this Agreement prior to the Closing by written notice to the other Party if the other Party has undergone a Material Adverse Change.

Section 8.3	Termination for Breach.

If either Novartis or Cerulean is in material breach of any material obligation hereunder (a “Breaching Party”), the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within 60 days after such notice, the non-breaching Party will have the right thereafter to terminate this Agreement immediately by giving written notice to the Breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such 60 day period and the Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party will have such additional period, not to exceed an additional 60 days, as is reasonable in the circumstances to cure such breach.

Section 8.4	Survival of Provisions.

The provisions of Section 3.3 and Article VI, Article VII, this Article VII, and Article IX will survive any termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1	Assignment.

Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that

(a) Novartis may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; and

(b) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates;

Any permitted assignee will assume all obligations of its assignor under this Agreement. Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. It is understood and agreed that the transfer of the Assigned Patent Rights, Assigned Know How, and Third Party License Agreements is made subject to the Development Candidates License.

Section 9.2	Extension to Affiliates.

Novartis will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis will remain liable for any acts or omissions of its Affiliates.

Section 9.3	Severability.

Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

Section 9.4	Governing Law and Jurisdiction.

This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws provision thereof. For the avoidance of doubt, the United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

Section 9.5	Waivers and Amendments.

The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

Section 9.6	Relationship of the Parties; Fair Market Value.

Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Cerulean and Novartis, or to constitute one as the agent of the other. Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other. The Parties acknowledge that, as of the Execution Date, the payments contemplated by this Agreement were negotiated on an arm’s-length basis and constitute a fair market valuation of the Assigned Assets were determined through an arm’s-length negotiation.

Section 9.7	Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: delivered by hand (with written confirmation of receipt), or when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Cerulean:

Cerulean Pharma Inc.

35 Gatehouse Drive

Waltham, MA 02451 USA

Attn: Chief Executive Officer

With a copy to: General Counsel

If to Novartis:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

Section 9.8	Further Assurances.

Novartis and Cerulean will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

Section 9.9	Compliance with Law.

Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

Section 9.10	No Third Party Beneficiary Rights.

The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

Section 9.11	Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

Section 9.12	Entire Agreement.

This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, and for the avoidance of doubt, effective as of the Closing supersedes the RCA. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement will prevail.

Section 9.13	Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 9.14	Cumulative Remedies.

No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their respective duly authorized representatives as of the Execution Date.

NOVARTIS INSTITUTES FOR	CERULEAN PHARMA INC.
BIOMEDICAL RESEARCH, INC.

/s/ Christian Klee	/s/ Christopher D. T. Guiffre
Signature	Signature

Christian Klee	Christopher D. T. Guiffre
Printed Name	Printed Name

Chief Operating Officer and Chief Financial Officer	President & Chief Executive Officer
Title	Title

Exhibit G – Development Candidates License

LICENSE AGREEMENT

This license agreement (the “Agreement”) is made and is effective [                ] (the “Effective Date”) between COMPANY (“Licensee”) and Cerulean Pharma Inc. (“Licensor”). Licensee and Licensor are each referred to as a “Party” and collectively referred to as the “Parties.”

BACKGROUND

Whereas, Licensor is a biopharmaceutical company, which has developed proprietary nanoparticle-drug conjugate therapeutics including CRLX101 and CRLX301 as more fully described on Exhibit A;

Whereas, pursuant to that certain Asset Purchase Agreement, by and between Licensee and Licensor, of even date herewith (the “APA”), Licensor is selling and transferring certain intellectual property rights relating to CRLX101 and CRLX301; and

Whereas, Licensee wishes to obtain a license under, and Licensor wishes grant a license under, certain Intellectual Property Rights to research, Develop and Commercialize CRLX101 and CRLX301 under the terms and conditions set forth herein.

In consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1	“Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, status as a general partner in any partnership, ownership of 50% or more of the entity’s equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to otherwise cause the direction of the management or policies of the corporation or other entity. The Parties acknowledge that, in the case of entities organized under the Applicable Laws of certain countries where the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than 50%, that lower percentage will be substituted in the preceding sentence if the foreign investor has the power to direct the management and policies of that entity.

1.2	“Applicable Law” means any applicable national, supranational, federal, state, local, or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Authority.

1.3	“Commercialization” or “Commercialize” means any and all activities directed to manufacturing, marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a therapeutic, diagnostic, palliative, and/or prophylactic product, as well as activities directed to obtaining pricing approvals, reimbursement and medical affairs activities, as applicable.

1.4	“Control” or “Controlled” means, with respect to any Intellectual Property Right, the possession by a Party (whether by ownership, license, or otherwise) of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access to, or a license or sublicense of, such rights or property, without violating the terms of any agreement or other arrangement with any Third Party.

1.5	“Confidential Information” means any confidential or proprietary information furnished by one Party to the other Party in connection with this Agreement, provided that such information is specifically designated as confidential. Confidential Information includes non-public information disclosed by Licensor to Licensee relating to patent application prosecution files for the Licensed Patent Rights.

1.6	“CRLX101” means the clinical candidate Controlled by Licensor referred to as CRLX101, the chemical structure of which is set forth on Exhibit A.

1.7	“CRLX301” means the clinical candidate Controlled by Licensor referred to as CRLX301, the chemical structure of which is set forth on Exhibit A.

1.8	“Develop” or “Development” means drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pre-clinical studies, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of regulatory applications, interactions with regulatory authorities, as well as related medical affairs, as well as manufacturing, process development, production and distribution of clinical supply materials.

1.9	“Discontinuation Notice” has the meaning set forth in Section 3.2.2.

1.10	“Field of Use” means all fields.

1.11	“Indemnitee” has the meaning set forth in Section 6.3.

1.12	“Intellectual Property Rights” means Patent Rights and Know How.

1.13

“Know How” means any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic, or other form. Know How will include non-patented inventions, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, services and service protocols, clinical and preclinical data, clinical trial results, and manufacturing information and plans.

1.14	“Licensed Know How” means Know How owned or Controlled by Licensor, as such Know How exists as of the Effective Date or is otherwise delivered to Licensee after the Effective Date pursuant to the terms of the APA (other than Know How assigned by Licensor to Licensee pursuant to the APA and excluding, for the avoidance of doubt, Know How Controlled by any other Person acquiring Licensor or Intellectual Property Rights Controlled by Licensor after the Effective Date or to which this Agreement is assigned after the Effective Date), to the extent such Know How is necessary to research, Develop or Commercialize the Licensed Products.

1.15	“Licensed Patent Rights” means (a) Patent Rights Controlled by Licensor as of the Effective Date (other than Patent Rights assigned by Licensor to Licensee pursuant to the APA and excluding, for the avoidance of doubt, Patent Rights Controlled by any other Person acquiring Licensor or Intellectual Property Rights Controlled by Licensor after the Effective Date or to which this Agreement is assigned after the Effective Date), (b) Patent Rights arising therefrom (but, as to continuations-in-part, solely to the extent supported by the specifications of such Patent Rights), reissues, re-examinations, extensions, supplementary protection certificates and similar progeny of any such Patent Rights, and (c) counterparts of any of the foregoing anywhere in the world.

1.16	“Licensed Product” means any product containing CRLX101 or CRLX301.

1.17	“Patent Rights” means patents and patent applications, including any substitutions, divisionals, continuations, continuations-in-part, reissues, re-examinations, extensions, supplementary protection certificates and similar progeny of patents and patent applications, and counterparts of any of the foregoing anywhere in the world existing as of the date of this Agreement and during the term of this Agreement.

1.18	“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.19	“Platform Technology” means the Licensed Patent Rights, the Sublicensed Patent Rights, the Licensed Know How and the Sublicensed Know How.

1.20	“Practice” means, with respect to Patent Rights, to make, use, sell, offer for sale, or import (or have made, have used, have sold, have offered for sale, or have imported), and, with respect to Know How, to use, practice and disclose (or have used, practiced and disclosed) or assert said Patent Rights or Know How against Third Parties as such relates to the Licensed Products.

1.21	“Retained Third Party License Agreements” means the license agreements set forth on Exhibit B.

1.22	“Review and Comment Patent Rights” has the meaning set forth in Section 3.2.1.

1.23	“Sublicensed Know How” means the Know How Controlled by Licensor under the Retained Third Party License Agreements.

1.24	“Sublicensed Patent Rights” means the Patent Rights Controlled by Licensor under the Retained Third Party License Agreements.

1.25	“Territory” means worldwide.

1.26	“Third Party” means any Person other than Licensor or Licensee and their respective Affiliates.

1.27	“Third Party Infringement” has the meaning set forth in Section 3.1.1.

2.	License; Responsibilities.

2.1	License Grant.

2.1.1	Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, perpetual, sublicensable right and license, under the Platform Technology, to research, Develop and Commercialize Licensed Products in the Field of Use in the Territory.

2.1.2	The license grant pursuant to this Section 2.1 is fully paid and royalty-free, except for any obligations under the Retained Third Party License Agreements arising from Licensee’s (or its Affiliates or sublicensees’) research, Development, and Commercialization of Licensed Products, all of which will be borne by Licensee and its sublicensees, and Licensee and its sublicensees will reimburse Licensor or its assignee of the Retained Third Party License Agreements for any payments made by Licensor or its assignee pursuant to the Retained Third Party License Agreements on behalf of Licensee and its sublicensees based on their Practice of Platform Technology. Licensee will provide sufficient notice and information to Licensor with respect to Licensee’s activities under this license to permit Licensor or its assignee to comply with all of its obligations with respect to Licensed Products under the Retained Third Party License Agreements, including but not limited to payment and reporting obligations with respect to Licensed Products under such Retained Third Party License Agreements arising from Licensee’s research, Development, and Commercialization of CRLX101 and/or CRLX301.

2.2

No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Licensor or any other entity other than the Platform Technology, solely to the extent such rights are granted under Section 2.1, regardless of whether such technology or Patent Rights shall be dominant or subordinate to any Platform Technology.

2.3	Retained Third Party License Agreement Terms; Maintenance. The sublicenses granted hereunder to Licensee under the Retained Third Party License Agreements are subject to all applicable terms of the Retained Third Party License Agreements. Licensor shall not amend, modify or waive any rights under any of the Retained Third Party License Agreements in a manner that would negatively impact the Sublicensed Patent Rights. In addition, Licensor shall use reasonable efforts to maintain each Retained Third Party License Agreement in effect (including making any payments thereunder, subject to Licensee’s satisfaction of its reimbursement obligations to Licensor under Section 2.1.2), to notify and satisfy any consent or notification requirements to effect the sublicenses granted pursuant to this Agreement under each such Retained Third Party License Agreement and to promptly notify Licensee of any notification of breach or termination by the licensor under any of the Retained Third Party License Agreements. If Licensor assigns this Agreement to an assignee pursuant to Section 8.3, Licensee shall use commercially reasonable efforts to negotiate with such assignee to amend the Retained Third Party License Agreements so that (i) Licensee can enter into separate agreements with respect to the research, Development and Commercialization of the Products and (ii) the Retained Third Party License Agreements are no longer necessary to allow Licensee to research, Develop and Commercialize the Products.

3.	Intellectual Property Protection and Related Matters

3.1	Enforcement.

3.1.1	Each Party will promptly notify the other Party (or their assignees or sublicensees) of any infringement by a Third Party of any of the Licensed Patent Rights of which it becomes aware, including any “patent certification” filed in the United States under 21 USC §355(b)(2) or 21 USC §355(j)(2) or similar provisions in other jurisdictions, and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of such Licensed Patent Rights (collectively “Third Party Infringement”).

3.1.2	Licensee will have the sole right to bring and control any legal action in connection with Third Party Infringement of the Licensed Patent Rights, as such relates primarily to the research, Development, and Commercialization of Licensed Products, at its own expense as it reasonably determines appropriate, and Licensor or its assignee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

3.1.3	Licensor or its assignee will have the sole right to bring and control any other (i.e., not set forth in Section 3.1.2) legal action in connection with Third Party infringement of the Licensed Patent Rights, at its own expense as it reasonably determines appropriate, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

3.1.4	At the request of a Party the other Party shall provide assistance in connection therewith, including by executing reasonably appropriate documents and, cooperating reasonably in discovery and joining as a party to the action if required.

3.1.5	In connection with any such proceeding, neither Party nor, in the case of Licensor, Licensor’s assignee, shall enter into any settlement admitting the invalidity of, or otherwise impairing either Party’s rights in, the Licensed Patent Rights without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed.

3.1.6	Any recoveries resulting from such an action relating to a claim of Third Party Infringement shall be retained by the Person bringing the action.

3.1.7	The rights granted to Licensee under this Section 3.1 are subject to all applicable terms of the Retained Third Party License Agreements with respect to any Sublicensed Patent Rights.

3.2	Maintenance of Patents.

3.2.1	Licensor or its assignee will have sole responsibility for (and will bear the cost of) preparing, filing, prosecuting, and maintaining any Licensed Patent Rights, in its sole discretion, with the exception that, subject to the provision(s) below, Licensor or its assignee will use commercially reasonable efforts to continue to maintain any of the Licensed Patent Rights that relate to Licensed Products. Licensor or its assignee will provide Licensee with a reasonable opportunity to review and comment on substantive filings with respect to the Licensed Patent Rights set forth on Exhibit D (the “Review and Comment Patent Rights”), and shall use reasonable efforts to keep Licensee reasonably informed in a timely manner of progress with regard to the preparation, filing, prosecution and maintenance of the Review and Comment Patent Rights. Licensor shall consider in good faith the requests and suggestions of Licensee with respect to strategies for filing and prosecuting Review and Comment Patent Rights.

3.2.2

If Licensor or its assignee elects to discontinue its financial support for the prosecution of a pending Licensed Patent Right or the maintenance of an issued Licensed Patent Right in one or more (or all) jurisdictions, that relate to Licensed Products, Licensor or its assignee will give prompt and timely notice (not less than 30 days) of that election (a “Discontinuation Notice”) to

Licensee in sufficient time to permit the Licensee to assume the prosecution and maintenance of such patent applications or patents in such jurisdiction, and Licensee may, at its election, assume full financial responsibility for those costs and expenses in such jurisdictions.

3.2.3	If Licensee assumes full financial responsibility for those costs and expenses in those jurisdictions, Licensor or its assignee will promptly (not more than 10 days) assign its rights to the relevant Licensed Patent Right to Licensee in those jurisdictions (for the avoidance of doubt, on a jurisdiction-by-jurisdiction basis, only where Licensor or its assignee has elected to cease its support), including the right to Practice such Licensed Patent Rights in such jurisdiction;

3.2.4	If Licensee does not assume responsibility for the continued prosecution and/or maintenance within 30 days after the Discontinuation Notice, Licensor will have no further responsibility with respect to the prosecution or maintenance of the relevant Patent Rights.

3.2.5	The rights granted to Licensee under this Section 3.2 are subject to all applicable terms of the Retained Third Party License Agreements.

3.3	Patent Term Extension. Subject to the applicable terms of the Retained Third Party License Agreements, Licensee shall have the right but not the obligation, to the extent allowed by Applicable Law, after it has submitted for regulatory approval of Licensed Products, to seek, in Licensor’s name if so required, patent term extensions, supplemental protection certificates and the like available under Applicable Law, including 35 U.S.C. 156 and applicable foreign counterparts, of the Licensed Patent Rights in such country in relation to Licensed Products.

4.	Confidentiality

4.1	Confidential Information. All Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for regulatory approval of Licensed Products, for the filing, prosecution and maintenance of Patent Rights or to develop and Commercialize Licensed Products in accordance with this Agreement), and shall not otherwise be disclosed by the receiving Party to any other Person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 4.2), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

4.1.1	was known or used by the receiving Party prior to its date of disclosure to the receiving Party;

4.1.2	either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information;

4.1.3	either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party;

4.1.4	is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

4.1.5	is required to be disclosed by the receiving Party to comply with Applicable Laws or regulations, to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose.

4.2	Employee, Consultant and Advisor Obligations. Licensee and Licensor each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement; provided that Licensee and Licensor shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such Confidential Information as required under Section 4.1.

4.3	Survival. All obligations of confidentiality imposed under this Section 4 shall survive the termination or expiration of this Agreement and shall expire five (5) years following such termination or expiration.

5.	Representations and Warranties

5.1	Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

5.2	Consents. Each Party represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

5.3	No Conflict. Each Party represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement (a) do not conflict with or violate any requirement of Applicable Laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

5.4	Employee, Consultant and Advisor Obligations. Each Party represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Section 4.

5.5	No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

6.	Indemnification.

6.1	By Licensee. Licensee agrees to defend Licensor, its Affiliates and their respective directors, officers, employees, agents, successors and assigns at Licensee’s cost and expense, and shall indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim arising from (a) any breach by Licensee of any of its representations, warranties or obligations pursuant to this Agreement, or (b) the research, Development, and/or Commercialization of a Licensed Product by Licensee, its Affiliates, or their sublicensees, including satisfaction of all obligations (including but not limited to payment) under the Retained Third Party License Agreements arising from the research, Development, and/or Commercialization of a Licensed Product or the practice of the rights granted under the Retained Third Party License Agreements.

6.2	Procedures. A person entitled to indemnification under this Section 6 (an “Indemnitee”) shall give prompt written notification to Licensee of any claim, suit, action or demand for which indemnification is sough under this Agreement. Within thirty (30) days after delivery of such notification, Licensee may, upon written notice thereof to the Indemnitee, assume control of the defense of such claim, suit, action or demand with counsel reasonably satisfactory to the Indemnitee. If Licensee does not assume control of such defense, the Indemnitee shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if that the Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnitee shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of Licensee, which shall not be unreasonably withheld, delayed or conditioned.

7.	Term and Termination

7.1	Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Section 7, and otherwise remains in effect in perpetuity.

7.2	Termination. Licensee may terminate this Agreement upon sixty (60) days’ notice to Licensor for any or no reason. Upon any material breach of this Agreement by Licensee, Licensor may terminate this Agreement by providing sixty (60) days’ written notice to Licensee, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless Licensee cures such breach during such sixty (60) day period.

7.3	Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 4, 6, 7, and 8.

8.	Miscellaneous Provisions

8.1	Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware, without giving effect to the conflicts of laws provision thereof. For the avoidance of doubt, the United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

8.2	Notice. Any notices required or permitted by this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following address or facsimile number of the parties:

If to Licensor:

Cerulean Pharma Inc.

35 Gatehouse Drive

Waltham, MA 02451 USA

Attn: Chief Executive Officer

With a copy to: General Counsel

If to Licensee:

[    ]

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

8.3

Assignment. This Agreement may be assigned by Licensor in connection with the sale or transfer of all or substantially all of the Platform Technology without the prior written consent of Licensee, provided that Licensor requires the acquirer to assume all of the terms of this Agreement and provides notice of such assignment and assumption to Licensee. Either Party may assign this Agreement in connection with the sale or transfer of all or substantially all of the business and assets of such Party. Either Party may assign its rights and obligations under this Agreement in whole or in part to an Affiliate of such Party.

8.4	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

8.5	Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any right or failure to act in a specific instance shall related only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

8.6	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

8.7	LIMITATION OF LIABILITY. OTHER THAN IN CONNECTION WITH A BREACH OF CONFIDENTIALITY, THIRD PARTY CLAIMS, OR AN INDEMNIFICATION OBLIGATION UNDER SECTION 6, NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

8.8	Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

[LICENSEE]	CERULEAN PHARMA INC.

Signature	Signature

Christopher D. T. Guiffre
Printed Name	Printed Name

President & Chief Executive Officer
Title	Title